                                                                   Exhibit 10.60

                      FISHER SCIENTIFIC INTERNATIONAL INC.

                    EXECUTIVE RETIREMENT AND SAVINGS PROGRAM

                                   Originally
                         Effective as of August 1, 1992

                                   As Restated
                             Effective June 23, 1997

                                TABLE OF CONTENTS

ARTICLE I                                                                        1
      Introduction...........................................................    1

ARTICLE II                                                                       2
      Definitions............................................................    2
            "Administrative Committee".......................................    2
            "Board of Directors".............................................    2
            "Change of Control"..............................................    2
            "Committee"......................................................    4
            "Company"........................................................    5
            "Credited Service"...............................................    5
            "Credited Service Date"..........................................    6
            "Disability".....................................................    6
            "Early Retirement Income"........................................    6
            "Earnings".......................................................    7
            "Employee".......................................................    8
            "Final Determination"............................................    8
            "Fisher".........................................................    9
            "Fisher Plan"....................................................    9
            "Fisher Plan Benefit"............................................    9
            "Highest Average Earnings".......................................   10
            "Investment Committee"...........................................   11
            "Normal Retirement Age"..........................................   11
            "Normal Retirement Income".......................................   11
            "Offset".........................................................   11
            "Offset Retirement Plan".........................................   11
            "Savings Account"................................................   11
            "Participant"....................................................   11
            "Program"........................................................   12
            "Taxes"..........................................................   12
            "Taxable Amount".................................................   12
            "Trust Fund".....................................................   12

ARTICLE III                                                                     12

ARTICLE IV                                                                      13
      Retirement Income......................................................   13
            4.1    Retirement Income.........................................   13
            4.2    Normal Retirement Income..................................   14
            4.3    Early Retirement Income...................................   15
            4.4    Adjustment of Retirement Benefits.........................   16
            4.5    Adjustment for Disability Benefits........................   17
            4.6    Reduction for Benefits Received Under Other Plans.........   17

                                      (i)

            4.7    Optional Lump Sum Benefit.................................   18

ARTICLE V                                                                       19
      Disability Benefits....................................................   19
            5.1    In General................................................   19
            5.2    Amount of Disability Benefits.............................   19
            5.3    Adjustment of Disability Benefits.........................   20
            5.4    Reduction for Disability Benefits Received Under Other
                   Plans.....................................................   20

ARTICLE VI                                                                      21
     Death Benefits
            6.1    In General................................................   21
            6.2    Adjustment of Death Benefits..............................   23
            6.3    Amendment or Termination After Change of Control..........   23

ARTICLE VII                                                                     24
      Medical Benefits.......................................................   24
            7.1    In General................................................   24
            7.2    Adjustment for Benefits Received Under Other Plans........   26
            7.3    Amendment of Termination After Change of Control..........   28

ARTICLE VIII                                                                    28
      Savings Plan Contributions.............................................   28
            8.1    In General................................................   28
            8.2    Interest..................................................   30
            8.3    Vesting...................................................   30
            8.4    Payment of Savings Account................................   30

ARTICLE IX                                                                      32
      Trust Fund.............................................................   32

ARTICLE X                                                                       34
      Administrative Provisions..............................................   34
            10.1   Designation Of Committees to Carry Out Certain Duties.....   34
            10.2   Administration............................................   36
            10.3   Expenses of Administration................................   37

ARTICLE XI                                                                      38
      Miscellaneous..........................................................   38
            11.1   Term and Amendment of the Program.........................   38
            11.2   Inalienability of Benefits................................   39
            11.3   Taxes; Litigation Expenses................................   39

Exhibit A

                                      (ii)

                      FISHER SCIENTIFIC INTERNATIONAL INC.

                    EXECUTIVE RETIREMENT AND SAVINGS PROGRAM

                                    ARTICLE I

                                  Introduction

      The Executive Retirement and Savings Program (the "Program") of Fisher Scientific International Inc. ("Fisher") has been adopted to provide retirement, disability, medical and savings plan benefits to selected officers and key employees of Fisher and its subsidiaries, and to provide supplemental death benefits to their spouses and/or dependent children. The purpose of the Program is to attract and retain officers and key employees of superior quality by providing a competitive level of retirement, disability, medical and savings plan benefits. The Program is intended to be a plan for the benefit of a select group of management or highly compensated individuals, as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

      Fisher intends to maintain the Program indefinitely and, to afford Participants and their beneficiaries maximum security, will establish a grantor trust aid in accumulating the amounts necessary to satisfy its contractual liability to pay benefits under the Program. The establishment of a trust does not convey rights to Participants or their beneficiaries which are greater than those of general creditors of Fisher.

                                      (1)

                                   ARTICLE II

                                   Definitions

      "Administrative Committee" means the Administrative Committee appointed by the Committee or the Board of Directors to administer the employee benefit plans of Fisher and its subsidiaries, including the Program.

      "Board of Directors" means the Board of Directors of Fisher.

      "Change of Control" shall be deemed to have occurred upon:

      (1) the first purchase of shares of stock o the Company pursuant to a tender offer or exchange offer (other than an offer by the Company or any of its subsidiaries or any employee benefit plan maintained by the Company or any its subsidiaries) for all, or any part of such stock;

      (2) any acquisition of voting securities of the Company by any person or group (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), but excluding (A) the Company or any of its subsidiaries or (B) any savings, pension or other benefits plan maintained for the benefit of employees of the Company or any of its subsidiaries which theretofore did not beneficially own voting securities representing more than 30% of the voting power of all outstanding voting securities of the Company, if such acquisition results in such entity, person or group owning beneficially securities representing more than 30% of the voting power of all outstanding voting securities of the Company;

      (3) the approval by the Company's stockholders of a merger in which the Company does not survive as an independent, publicly owned corporation,

                                      (2)
            a consolidation, or a sale, exchange or other disposition of all or substantially all the Company's assets;

      (4) a change in the composition of the Company's Board of Directors during any period of two consecutive years such that individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

      (5) any other event occurs which the Board of Directors determines, in its discretion, would materially alter the structure of the Company or its ownership.

            As used herein, "voting power" means ordinary voting power for the election of directors of the Company.

      "Committee" means the Compensation Committee of the Board of Directors or, if there is no such committee, then the Board of Directors.

      "Company" means Fisher and its subsidiaries, including each of their respective predecessors and successors.

      "Credited Service" means the total number of months of an Employee's period of continuous employment with the Company and, to the extent provided by the Administrative Committee or the Committee, affiliates of the Company and their predecessors, beginning on his Credited Service Date (as listed in Exhibit A hereto) and ending on the date the Employee's employment with the Company terminates.

                                      (3)

Continuous employment shall not be deemed interrupted by reason of an absence from employment due to a Participant's Disability or by reason of a temporary absence from employment due to a Participant's accident or sickness; provided, however, that if the Participant recovers from such Disability, accident or sickness and fails to return from such absence within a reasonable period, as determined by the Administrative Committee, his Credited Service shall be deemed to have terminated on the last day of employment prior to such absence. Credited Service shall also include any period following a Participant's termination of employment with the Company during which the Participant receives salary continuation payments and may include any other period of absence (whether or not the Employee receives Earnings for such period) to the extent provided by the Committee. If a Participant's employment with the Company terminates and the Participant subsequently returns to the employ of the Company, his participation in the Program shall be reinstated immediately. He shall retain his previously accumulated Credited Service and he shall be credited with additional Credited Service for his continuous eligible employment with the Company after such return.

      "Credited Service Date" means the date determined by the Committee and specified in Exhibit A hereto as the date as of which a Participant's Credited Service will commence for purposes of the Program. Notwithstanding the foregoing, upon and after a Change of Control, Participant's Credited Service may not be reduced or eliminated by the Committee.

      "Disability" shall have the meaning prescribed in the Company's Executive Long Term Disability Income Plan.

                                      (4)

      "Early Retirement Income" means the monthly amount determined with respect to a Participant under Section 4.3.

      "Earnings" for any calendar year means amounts attributable to services rendered for Fisher or its subsidiaries which are equal to the sum of (1) the Employee's annual fixed, basic and regularly recurring straight-time salary for each such year, which for purposes of this Program shall include the amount, if any, by which such salary is voluntarily reduced in accordance with the provisions hereof or of any qualified cash or deferred arrangement of Fisher or any of its subsidiaries, and (2) 100% of any severance pay, or any annual, year-end or short-term bonus or incentive compensation award for each such year. The term "Earnings" shall not include commissions, overtime, insurance disability pay, profit sharing payments, public or private retirement contributions or benefits, retainers, insurance benefits or company paid premiums, payments from any stock option or award plan or any savings or stock purchase plan or, except as otherwise provided by the Administrative Committee, any long-term bonus or incentive compensation award or any other special benefits or awards. In calculating a Participant's Earnings, bonus and incentive compensation awards included in Earnings shall be prorated over the year.

      "Employee" means any executive, highly compensated or other officer or key employee of the Company. "Final Determination" means the final resolution of liability for any Tax for a taxable period (i) by Internal

      Revenue Service Form 870-AD (or any successor form thereto), on the date of acceptance by or on behalf of the Internal Revenue Service, or by a comparable agreement form under the laws of any state or local government or the rules

                                      (5)
or regulations of any state or local taxing authority; (ii) by a decision, judgment, decree or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or offer in compromise under section 7121 or 7122 of the Internal Revenue Code of 1986, as amended, or comparable agreements under the laws of any state or local government or the rules or regulations of any state or local taxing authority;
(iv) by any allowance of refund or credit in respect of an overpayment Tax, including any related interest or penalties, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing the Tax; or (v) by any other final disposition by reason of the expiration of the applicable statute of limitations.

      "Fisher" means Fisher Scientific International Inc., a Delaware corporation. The term "Fisher" also means (1) any successor in interest to Fisher, whether by reorganization, stock or asset purchase, and regardless of whether or not such succeeding entity expressly assumes responsibility for the Program, and (2) any entity related to such successor through membership in a "controlled group" as determined under Section 1563 of the Internal Revenue Code.

      "Fisher Plan" means the Fisher Scientific International Inc. Retirement Plan including, without limitation, the non-qualified excess and supplemental benefit plan provided for in Article III of such Plan and including all predecessor and successor plans to such Plan.

      "Fisher Plan Benefit" means the value of the accrued benefit, if any, in respect of a Participant which becomes payable from and under the Fisher Plan as of the date a benefit becomes payable pursuant to Article IV, V or VI of the Program, such Fisher

                                      (6)

Plan Benefit to be expressed in the same form of payment as the benefit which becomes payable pursuant to such Article IV, V or VI and to be determined under the terms of the Fisher Plan as in effect as of the date of determination and based solely on the Credited Service completed by such Participant prior to the date the Participant ceases to accrue benefits under the Fisher Plan and the Compensation and Average Final Compensation (as such terms are defined in the Fisher Plan) earned by such Participant prior to the date the Participant ceases to accrue benefits under the Fisher Plan.

      "Highest Average Earnings" means the average annual Earnings of a Participant for any five calendar years of such Participant's Credited Service during the final ten consecutive calendar years of such Credited Service with Fisher or its subsidiaries (or such shorter period in excess of five years if such Participant has less than ten years of such Credited Service) which produces the highest such average. With respect to a Participant who has less than five years of Credited Service, Highest Average Earnings means such Participant's average annual Earnings for the period of his Credited Service with Fisher and its subsidiaries. With respect to a Participant who is earning Credited Service while on Disability, the Participant's Earnings for the calendar year preceding the date of Disability (or for the last prior calendar year for which such Participant received any Earnings) shall be deemed the Participant's Earnings during each subsequent year of Credited Service while disabled.

      "Investment Committee" means the Investment Committee appointed by the Committee or the Board of Directors to manage the investment of the assets of the employee benefit plans of Fisher and its subsidiaries, including the assets set aside in the Trust Fund pursuant to the Program.

                                      (7)

      "Normal Retirement Age" shall mean age sixty (60).

      "Normal Retirement Income" means the monthly amount determined with respect to a Participant under Section 4.2.

      "Offset" shall have the meaning specified in Section 4.6 of the Program.

      "Offset Retirement Plan" shall have the meaning specified in Section 4.6 of the Program.

      "Participant" means an Employee designated by the Committee to participate in the Program, as set forth in Exhibit A as amended from time to time. Upon the occurrence of a Change of Control, no Participant may be removed from Exhibit A without his consent.

      "Program" means the Fisher Scientific International Inc. Executive Retirement and Savings Program, as set forth herein and as the same may be amended from time to time.

      "Savings Account" means the amount credited on the Company's books to reflect a Participant's deferrals pursuant to Section 8.1(b), and the Company's Employer Contributions pursuant to Section 8.1(c).

      "Taxes" shall have the meaning specified in Section 11.3 of the Program.

      "Taxable Amount" shall have the meaning specified in Section 11.3 of the Program.

      "Trust Fund" means the fund or funds provided under Article IX.

                                      (8)

                                   ARTICLE III

                                   Eligibility

      Any Employee who is selected by the Committee for inclusion in the Program shall become a Participant effective as of his Credited Service Date. From time to time the Committee shall prepare or revise Exhibit A hereto to reflect those Employees who have been selected for participation herein and to specify each such Employee's Credited Service Date. Notwithstanding the foregoing, upon and after a Change of Control, the Committee shall not have authority to remove a Participant from Exhibit A (unless the Participant consents to such removal in writing), or reduce a Participant's Credited Service.

                                   ARTICLE IV

                                Retirement Income

      4.1 Retirement Income. A Participant who has completed five or more years of Credited Service or who has reached Normal Retirement Age, shall have a vested and nonforfeitable right to receive Retirement Income hereunder, determined in accordance with Section 4.2 or Section 4.3, as applicable, and subject adjustment or reduction in accordance with Sections 4.4, 4.5 or 4.6, if applicable. In addition, upon a Change of Control, all Participants shall become vested in their right to receive Retirement Income pursuant to this Article IV. Prior to a Change of Control, completion of five years of Credited Service or reaching Normal Retirement Age, Participant's right to receive Retirement Income under this Article IV shall not be vested and shall be forfeited in the event of the Participant's termination of employment. Notwithstanding the preceding sentence, a Participant who is employed by the Company at the time of his death shall be

                                      (9)
deemed to have a 100% vested and nonforfeitable interest to the Retirement Income accrued as of the date of the Participant's death and such Retirement Income shall be payable as provided in Article VI of the Program. Further, a Participant who becomes Disabled shall be deemed to have 100% vested and nonforfeitable interest in his Retirement Income accrued as of the date the Participant becomes Disabled, and such Retirement Income shall be calculated and payable as provided in Article V of the Program.

      4.2 Normal Retirement Income. Unless a Participant elects to receive Early Retirement Income pursuant Section 4.3, a Participant who has satisfied the vesting requirements of Section 4.1 shall commence receiving monthly payments equal to his Normal Retirement Income as of the first day of the month coincident with or next following the later of the date the Participant attains Normal Retirement Age and the date of the Participant's retirement. Such Normal Retirement Income shall be equal to one-twelfth of the excess of (a) 1.5% of the Participant's Highest Average Earnings multiplied by his Credited Service over
(b) the value of the Offset, any, to be received by the Participant from and under the Fisher Plan. Such Normal Retirement Income shall be recalculated from time to time to the extent necessary to reflect any and all changes to the Fisher Plan Benefit received or to be received by the Participant. A Participant receiving Monthly Retirement Income under this section 4.2 or Early Retirement Income under Section 4.3, shall be entitled to receive such Retirement Income until his death. The final payment of Retirement Income shall be made on account of the month in which the Participant dies.

                                      (10)

      4.3 Early Retirement Income. A Participant who has satisfied the vesting requirements of Section 4.1 may, at any time at or after termination of his employment with the Company and prior to attainment of Normal Retirement Age, elect by written notice to the Administrative Committee to commence receiving monthly payments of his Early Retirement Income as of the first day of the month coincident with or next following the date the Participant attains age 55 or as of the first day of any month thereafter. Such Early Retirement Income shall be equal to the Participant's Normal Retirement Income determined in accordance with Section 4.2 as of the date of the Participant's termination of employment with the Company, reduced by 1/3 of 1% for each full month by which the date of the commencement of payment the Participant's Early Retirement Income precedes the first day the month coincident with or next following the Participant's 60th birthday.

      4.4 Adjustment of Retirement Benefits. Effective for Participants entering Program pay status on and after June 23, 1997, the annual amount of Normal Retirement Income of a Participant determined under Section 4.2 or Early Retirement Income determined under Section 4.3 shall, subsequent to the commencement of payment thereof, be increased as of January 1 of each calendar year beginning January 1, 1998 by an amount equal to no less than 2-1/2% nor more than 5% of the amount payable as of January l of the immediately preceding calendar year, as determined by the Committee based on customary governmental cost of living statistics.

      4.5 Adjustment for Disability Benefits. The Normal Retirement Income at Normal Retirement Age for a Participant who was receiving Disability benefits pursuant to Section 5.2(c) immediately prior to attaining Normal Retirement Age shall be the

                                      (11)
higher of the amount determined under Section 4.2 and the amount of disability benefits he was receiving under Section 5.2(c).

      4.6 Reduction for Benefits Received Under Other Plans. The amount Retirement Income payable to a Participant under the Program shall be reduced by the amount (the "Offset"), if any, that is payable to the Participant under any other pension plan or related benefit arrangement as may be designated by the Administrative Committee, as set forth in Exhibit A (an "Offset Retirement Plan"). The value of any such Offset shall be determined assuming payment in the form of a 50% joint and survivor annuity if the Participant is married at the time the benefit under the Offset Retirement Plan first becomes payable, or in the form of a single life annuity if the Participant is not married at such time. Notwithstanding the foregoing, upon and after a Change of Control, the Administrative Committee shall not have the authority to designate any new or additional Offset Retirement Plan(s).

      4.7 Optional Lump Sum Benefit. Any Participant entering Program pay status on or after June 23, 1997, and who is entitled to receive benefits under Sections 4.2 or 4.3, may elect to receive a lump sum payment of his benefit in an amount equal to the Actuarial Equivalent of his entitlement. Any such election (or revocation of such election) must be made in writing no less than 30 days prior to January 1 of the calendar year in which such Participant become entitled to receive his benefit. The "Actuarial Equivalent" shall be determined by the Plan's enrolled actuary, and shall be determined in the same manner as actuarial equivalency is determined under the Fisher Plan. On and after a Change of Control, the method of calculating actuarial equivalency and pertinent

                                      (12)
actuarial assumptions may not be revised unless to do so would increase the value of a Participant's lump sum benefit.

                                    ARTICLE V

                               Disability Benefits

      5.1 In General. A Participant who incurs a Disability shall become vested and entitled to receive benefits in an amount determined under Section 5.2, as such amount may be adjusted under Section 5.3 and reduced under Section 5.4. On and after a Change of Control, the terms of this Article V may not be eliminated from the Program or amended unless such amendment increases benefits payable hereunder.

      5.2 Amount of Disability Benefits. Disability benefits shall be as follows:

            (a) for the first six months after Disability occurs, monthly payments equal to the Participant's Earnings rate at the time Disability occurs;

            (b) for the two years following the end of such six-month period, monthly payments computed at an annual rate equal 75% the Participant's Earnings immediately prior to the commencement of Disability;

            (c) for the period from the end of such two-year period until the earlier of attainment of Normal Retirement Age or death, monthly payments computed at an annual rate equal to 55% of the Participant's Earnings immediately prior to the commencement of Disability.

      5.3 Adjustment of Disability Benefits. The annual amount of Disability benefits determined under Section 5.2 shall, subsequent to the commencement of payment thereof, be increased as of January 1 of each calendar year beginning January 1, 1998 by an amount equal to no less than 2-1/2% nor more than 5% of the amount payable

                                      (13)
as of January 1 of the immediately preceding calendar year, as determined by the Committee based on customary government cost living statistics.

      5.4 Reduction for Disability Benefits Received Under Other Plans. The amount of Disability benefits payable to a Participant hereunder for any period pursuant to Section by the amount of Disability benefits 5.2, or as adjusted pursuant to Section 5.3, shall be reduced by the amount of Disability benefits available to the Participant for that period under the Company's Executive Long-Term Disability Income Plan, the Fisher Plan, or other plan (whether or not the Participant elected to participate in such plan), or under an employment contract or other agreement with the Company providing similar benefits.

                                   ARTICLE VI

                                 Death Benefits

      6.1 In General. Upon the death of a Participant who has (or is treated as having) satisfied the vesting requirements of Section 4.1, the Participant's surviving spouse, if any, shall become vested in and entitled to receive, until the surviving spouse's death, a benefit, payable monthly and commencing as of the first day of the month coincident with or next following the date of the Participant's death, equal (a) if payment the Participant's Retirement Income had commenced under the Program prior to the date of the Participant's death, 50% of the monthly Retirement Income to which the Participant was then entitled, or (b) if the Participant dies on or after the date the Participant attains age 55 but prior to the commencement of Retirement Income payments, 50% of the accrued Retirement Income which would have been payable to the Participant but for his death, determined as of the date of the Participant's death and, if

                                      (14)
the Participant dies prior to his Normal Retirement Age, in accordance with
Section 4.3 or otherwise in accordance with Section 4.2, or (c) if the Participant dies prior to his 55th birthday, 50% of the accrued Early Retirement Income which would have been payable to the Participant but for his death, determined as of the date of the Participant's death in accordance with Section 4.3, assuming for purposes of calculating the reduction attributable to the early commencement of payment that the Participant died on his 55th birthday (but not for purposes of calculating the Participant's Credited Service or Highest Average Earnings, which shall be determined as of the date of the Participant's death). Upon the death of a surviving spouse who was then receiving a benefit pursuant to this Article VI, or upon the death of a Participant who is not survived by a spouse, the Participant's dependent children, if any, shall become vested in and entitled to receive, until all of the Participant's dependent children shall have attained the age of 21 or sooner died, a benefit, payable monthly, equal to the benefit to which the surviving spouse of the Participant was, prior to death, or would have been had the spouse survived the Participant, entitled pursuant to this Article VI. No death benefits other than those described in this Article VI shall be payable to any person pursuant to the Program with respect to Retirement Income accrued pursuant to Article IV hereof.

      6.2 Adjustment of Death Benefits. Effective for deaths occurring on and after June 23, 1997, the annual amount of death benefits payable under Section
6.1 shall, subsequent to the date of its commencement, be increased as of January 1 of each calendar year beginning January 1, 1998 by an amount equal to no less than 2-1/2% nor more than 5% of the amount payable as of January 1 of the immediately preceding

                                      (15)
calendar year, as determined by the Committee based on customary governmental cost of living statistics.

      6.3 Amendment or Termination After Change Control. On and after a Change of Control, the terms of this Article VI may not be eliminated from the Program or amended unless such amendment increases benefits payable hereunder.

                                   ARTICLE VII

                                Medical Benefits

      7.1 In General. Subject to the provisions o Section 7.2 of the Program, a Participant who either:

            (i)   becomes Disabled,

            (ii)  is employed on the date of a Change of Control, or

            (iii) reaches Normal Retirement Age and/or completes five or more years of Credited Service,

and the surviving spouse and dependent children of such a Participant and of a Participant who dies while in the employ of the Company shall, during the coverage period specified herein, participate in and become vested in the medical, dental, vision, and the executive medical reimbursement plan or other benefit plans in which the Participant participated as of the date of his termination of employment; provided that, if the Company increases, decreases or otherwise modifies the amount or kind of medical benefits provided to, or the contributions or copayments of, active employees generally, such increase, decrease or modification shall be applicable to the benefits provided under this
Section 7.1. Notwithstanding the foregoing, in the event of a Change of Control, any decrease or modification of active employee health benefits shall not be effective as to any

                                      (16)

Participant (or surviving spouse or dependent children) unless the Participant (or surviving spouse or dependent children) agree(s) in writing to such decrease or modification. The coverage period shall commence on the date following the Participant's termination of employment with the Company on which the Participant (or in the case of the death of the Participant prior to the receipt of payment of Retirement Income pursuant to Article IV, the surviving spouse or dependent children, as applicable) first becomes eligible to begin receiving payment of Retirement Income or Disability Benefits (or death benefits in the case of a surviving spouse or dependent children) in accordance with Section 4.2, 4.3 or 5.2 (or Section 6.1 in the case of a surviving spouse or dependent children), whichever is applicable, and shall end on the date eligibility to receive payment of Retirement Income or Disability Benefits (or death benefits in the case of a surviving spouse or dependent children) terminates. For purposes of this Section 7.1, a Participant who elects a lump sum benefit pursuant to Section 4.7 shall have a coverage period corresponding to the coverage period he would have had if he had received benefits under Sections 4.2 or 4.3.

      7.2 Adjustment for Benefits Received Under Other Plans. The amount of medical benefits payable hereunder to or for the benefit of a retired Participant, a surviving spouse or the dependent children of a Participant, shall be reduced by the amount of such benefits, if any, payable by Medicare, Medicaid or any other public medical reimbursement plan or by any insurance or other reimbursement provision under any other plan or arrangement other than the Abex Inc. Executive Retirement and Savings Program (the "Abex Program"). The Benefits payable hereunder are intended to be supplementary and secondary and shall not be payable if benefits under such other

                                      (17)
plan or arrangement would be reduced by reason of any benefit otherwise payable hereunder. To the extent any Participant, spouse or dependent child is entitled to medical, health, dental, vision, or executive medical expense reimbursement coverage hereunder and under the comparable provisions of the Abex Program, the portion of each medical, health, dental, vision or executive medical expense reimbursement claim payable under this Program shall be equal to the product of
(x) a fraction (the "Allocation Fraction"), the numerator of which is equal to the number of years of service of the Participant with Fisher or its subsidiaries and the denominator of which is equal to the sum of such Participant's years of service with Fisher or its subsidiaries and years of service with Abex or its subsidiaries or their respective predecessors (collectively, "Abex"); provided that, in the case of periods during which the Participant is simultaneously employed by Fisher or any of its subsidiaries and by Abex, (i) only a portion of such periods of dual employment shall be included in the numerator of the Allocation Fraction, such portion to equal the product of (A) the number of years (including partial years) of such dual employment, multiplied by (B) a fraction, the numerator of which is equal to the aggregate base salary payments made by Fisher or any of its subsidiaries for such period of dual employment and the denominator of which is equal to the total aggregate base salary payments payable by Fisher or its subsidiaries and Abex for such period of dual employment and (ii) such period of dual employment shall be taken into account only once in the denominator of the Allocation Fraction.

      7.3 Amendment of Termination After Change of Control. On and after a Change of Control, the terms of this Article VII may not be eliminated from the Program or amended unless such amendment increases benefits payable hereunder.

                                      (18)

                                  ARTICLE VIII

                           Savings Plan Contributions

      8.1   In General.

            (a) Participant Deferrals. On or prior to December 1 of any calendar year, a Participant may elect to defer receipt of a percentage (in increments of 1%, not to exceed 15%) (the "Deferral Rate") such Participant's Earnings for the subsequent calendar year. In addition, within the 30 day period following the date a Participant first becomes eligible to participate in the Program, such Participant may elect to defer a percentage of such Participant's Earnings (and specify a Deferral Rate with respect thereto) for the balance of the calendar year. All amounts of a Participant's Earnings which are deferred pursuant to this
      Section 8.1(a) shall be 100% vested regardless of a Participant's age or amount of Credited Service. The amount of a Participant's annual deferrals under the Plan shall be reduced by the amount of the Participant's Earnings, if any, deferred pursuant to the Fisher Scientific International Inc. Savings and Profit Sharing Plan (the "Savings Plan"). All such elections shall be made in accordance with the rules and procedures of the Administrative Committee.

            (b) Credit of Participant Deferrals. With respect to each Participant who makes a deferral election in accordance with Section 8.1(a) , the Company shall credit on its books for each appropriate payroll period an amount equal to the sum of such Participant's Earnings (as adjusted under Section 8.1(a)) for such payroll period multiplied by the Deferral Rate.

                                      (19)

            (c) Credit of Employer Contributions. With respect to each Participant who makes a deferral election in accordance with Section 8.1(a), the Company shall credit on its books for each appropriate payroll period an amount equal to the Company Contributions made in accordance with Sections 5.1 and 5.2 of the Fisher Savings Plan. Notwithstanding the foregoing, upon the occurrence of a Change of Control, an amount shall be credited to the Savings Account of each Participant pursuant to this Section for each subsequent payroll period which shall be no less than the contribution which would have been required under the Fisher Scientific International Inc. Savings and Profit Sharing Plan as in effect on June 23, 1997.

      8.2 Interest. Amounts credited to the Savings Account during any year shall accrue interest at a rate based on the average interest rate on ten year U.S. Treasury Notes, as determined by the Administrative Committee, or such alternative investments as may be approved by the Investment Committee. Once credited, interest may not be removed from a Savings Account.

      8.3 Vesting. A Participant shall vest in amounts credited to his Savings Account under this Article VIII to the same extent he would have vested in such amounts based on his Credited Service Date had he been a participant in, and had such amounts accrued under, the Savings Plan. Notwithstanding the foregoing, a Participant shall become 100% vested in amounts in his Savings Account upon a Change of Control.

      8.4 Payment of Savings Account. Except as provided in the next sentence, the Company shall pay the amounts due to a Participant from his Savings Account by a single sum payment as of the earlier of the date such Participant becomes Disabled or a

                                      (20)
date which is two years following the Participant's retirement or termination of employment with the Company (the "Two Year Anniversary Date"), unless prior to the calendar year which includes the Two Year Anniversary Date, the Participant elects in writing (a "Deferral Election"), to defer payment of such amounts beyond the Two Year Anniversary Date and such Deferral Election specifies an alternative time and schedule of payment. Prior to the date of a Participant's retirement or termination of employment with the Company, the Participant may submit a written election (and may change or revoke such election) (a "Payment Election") to receive or commence receiving payment of all or a portion of the amounts due to the Participant from his Savings Account as of a date specified by the Participant which is prior to the Two Year Anniversary Date or to receive payment in a specified form other than a lump sum payment; provided, however, that no such Payment Election (or change or revocation of a Payment Election) shall be effective if made in the calendar year which includes the date of the Participant's retirement or termination of employment with the Company. Such payments shall be-made to the extent of the vested interest of the Participant without regard to whether the termination of his employment results from Disability, retirement, death, discharge or resignation. In the event of the death of a Participant prior to the payment of the balance of his Savings Account, any vested and unpaid amount shall be paid to the Participant's designated beneficiary, if any, or to the Participant's estate if no beneficiary is designated. Neither the Participant nor his legal, representatives nor any beneficiary designated by him shall have any right, other than as an unsecured creditor, against the Company in respect of the Savings Account.

                                      (21)

                                   ARTICLE IX

                                   Trust Fund

      Fisher and its successors and/or assigns shall be responsible for the payment of all benefits provided under the Program. Fisher shall establish a Trust Fund, with such trustee or trustees as either the Board of Directors, the Compensation Committee or the Administrative Committee may approve, for the purpose of providing for the payment of such benefits. Such Trust Fund will be irrevocable; provided, however, that the assets thereof shall be subject to the claims of Fisher's creditors. To the extent any benefits provided under the Program are actually paid from the Trust Fund, Fisher shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, Fisher, its successors and assigns. The initial contribution to the Trust Fund, which may be in the form of cash, insurance policies, guaranteed investment contracts or otherwise, shall be in an amount which, in the opinion of an enrolled actuary (within the meaning ERISA) selected by the Administrative Committee, shall be sufficient to provide all benefits under the Program in respect of all individuals who are Participants in the Program as of the date such initial contribution is made. The initial contribution shall remain dedicated to such benefits regardless of the addition of new Participants or the accrual additional benefits for existing or new Participants under the Program. Additional contributions shall be made from time to time by Fisher in amounts which are sufficient, in the opinion of such enrolled actuary, provide for all benefits which have accrued under the Program in respect of all Participants since the date of the last contribution. In the event of a Change of Control, an amount shall be immediately contributed to the Trust Fund sufficient to

                                      (22)
fund all benefits under the Program including those which accrue under the Program immediately following the Change of Control, and sufficient to defray reasonably anticipated administrative expenses. Notwithstanding the foregoing (except for contributions made because of a Change of Control), no contribution shall be made to the Program if such contribution would adversely affect the status of the Trust Fund as a "rabbi" trust for federal income tax purposes.

                                    ARTICLE X

                            Administrative Provisions

      10.1 Designation of committees to Carve Out Certain Duties. The Board of Directors or the Committee shall designate an Administrative Committee to administer the Program and the Trust Fund and an Investment Committee to manage the investments of the Trust Fund, and such Committees shall have the powers and duties specified hereunder and in the appropriate trust agreement. Each Committee may adopt by majority vote or written consent rules and procedures for exercising its powers and carrying out its duties which shall have the force and effect of Program provisions. Such rules and procedures may be amended or repealed by majority vote or written consent of such Committee. Any action permitted to be taken by either the Administrative or the Investment Committee hereunder or under the appropriate trust agreement that is required by Federal securities laws or any rule or regulation thereunder for qualification thereunder to be taken by disinterested board or committee shall be made by the Committee or, if the members thereof are not all disinterested persons as contemplated by the securities laws, by a committee of two or more directors, each of whom is a disinterested director. The Administrative Committee shall report to the Committee from

                                      (23)
time to time with respect to its activities under the Program and the Trust Fund. The Administrative Committee or persons designated by it shall keep such records as may be necessary for the administration of the Program and shall furnish Participants such statements as it may determine to be necessary or desirable to reflect their interests in the Program.

      10.2 Administration. The Committee shall have the power, subject to the terms of the Program, to determine, in its sole discretion, the Employees of the Company who will participate hereunder, to determine their Credited Service Date and to modify, terminate or freeze the future accrual and vesting of benefits of a Participant. Notwithstanding the foregoing, upon and after a Change of Control, the Committee may not remove a Participant from the Program without such Participant's written consent, reduce a Participant's Credited Service, or reduce, terminate, or freeze the future accrual or vesting of any such Participant. Except as otherwise provided herein, the Administrative Committee shall have the power to make all interpretations and other determinations necessary or desirable for the Program's administration, and, as to all matters not reserved to the Board of Directors or the Committee, such interpretations and determinations shall be made in the Administrative Committee's sole discretion and shall be final and conclusive. Neither the Board, the Committee, the Administrative Committee nor any member thereof nor the Company nor any employee, officer or director of the Company shall be liable for any action or determination made in good faith with respect to the Program or the rights of any person under the Program.

      10.3 Expenses of Administration. The expenses of administration of the Program, including, without limitation, all expenses incurred by any Committee, fees and

                                      (24)
expenses of the trustee or trustees and investment managers under the Trust Fund, accounting and legal fees and expenses, and any other expenses related to the administration of the Program, shall be charged against the Trust Fund to the extent the value of the assets of the Trust Fund exceeds the amount necessary, in the opinion of the enrolled actuary (within the meaning of ERISA) for Fisher, to provide for all benefits accounted for under the Trust Fund as of such time. Any such fees and expenses not paid from the Trust Fund shall be paid by Fisher. If Fisher at any time fails to pay any such fees and expenses, Trust assets may be applied to pay them, and Fisher shall promptly cause to be deposited in the Trust Fund the amount so applied unless to do so would adversely affect the tax status of the Trust Fund as a "rabbi" trust for federal income tax purposes.

                                   ARTICLE XI

                                  Miscellaneous

      11.1 Term and Amendment of the Program. The Board of Directors may terminate the Program, and the Board of Directors or the Committee may amend the Program in any respect at any time prior to a Change of Control; provided, however, that no action of the Board or the Committee may, without the consent of the person involved, alter or impair the rights of a Participant, his spouse, dependent children or beneficiary to (a) any benefits accrued and vested hereunder or (b) any other accrued and vested benefits to which such spouse, dependent children or beneficiary is otherwise entitled by reason of the Participant's participation in the Program; and provided, further, that only the Board may amend the Program so as to materially increase the benefits to Participants. After a Change in Control, the Program may not be terminated without the

                                      (25)
written consent of any person impacted by the termination until all accrued benefits and medical benefits are paid out, and no amendments may be made to the Program without the written consent of any person impacted by the amendment, unless such amendment enhances the benefits of Program Participants.

      11.2 Inalienability of Benefits. The benefits payable under the Program shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized.

      11.3 Taxes; Litigation Expenses. If there is a Final Determination that an amount (the "Taxable Amount") held under the Trust Fund is Ancludable in the gross income of a Participant, an amount which, after payment of all federal state and local taxes ("Taxes") on the payment, is equal to the Taxes, interest and penalties finally determined to be owed by such Participant with respect to the Taxable Amount shall be paid to the Participant. All such payments of Taxes, interest and penalties shall be paid from the Trust Fund to the extent it is sufficient therefor and, to the extent it is insufficient, by Fisher. The Trust Fund shall be deemed sufficient for purposes of the foregoing sentence to the extent the value thereof exceeds the amount necessary, in the opinion of the enrolled actuary (within the meaning of ERISA) selected by the Administrative Committee, to provide for all benefits accrued under the Trust Fund as of the date of any payment pursuant to this Section 11.3.

      In the event any payment is made pursuant to this Section 11.3 with respect to a Participant, the portion of each payment (each, a "Payment") to be paid in respect of such Participant pursuant to Article IV, V, VI or VIII of the Program which is equal to the product of (a) each such Payment multiplied by (b) the percentage obtained by

                                      (26)
dividing (i) the Taxable Amount in respect of such Participant by (ii) the sum of the aggregate amount of payments expected to be made in respect of such Participant pursuant to Articles IV, V, VI and VIII hereof, determined at the time of the first such payment, shall be reduced as necessary so that the net after-tax amount of each such Payment equals, as nearly as possible, taking into account any realized tax benefit arising from the Participant's basis in the Taxable Amount, the net after-tax amount which would have been received in respect of such Participant had such Payment been included in the Participant's gross income in the taxable year of the Participant when paid.

                                      (27)